SEPARATION AGREEMENT
                                       AND
                                 GENERAL RELEASE

      This Separation Agreement and Release ("Agreement") is entered into on March 15, 2007 (the "Execution Date"), by and between Michael A. Gales ("Executive") and Gales Industries Incorporated ("Company").

      The parties wish to set forth the terms and conditions of the termination of Executive's employment by the Company and to settle and resolve amicably and voluntarily any and all claims that may arise as a result of such termination pursuant to all agreements between Executive and the Company including, without limitation, the Employment Agreement between Company and Executive dated as of September 26, 2005 (the "Employment Agreement"). By way of clarification, the Execution Date is the date on which this Agreement has been executed by the parties and the Termination Date (which may be the same date as the Execution
Date) is the date on which Executive's employment by the Company shall terminate as provided in Section 1.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1. Termination of Employment. Effective March 16, 2007 ("Termination Date"), Executive's employment with the Company will terminate and, except as otherwise provided in this Agreement, all benefits, privileges and obligations arising pursuant to any agreement between the Company and Executive including, without limitation the Employment Agreement will end as of the close of business on that date.

      2. Complete Resignation. Executive hereby resigns from all offices and positions he may hold in the Company and its affiliates, effective the close of business on the Termination Date.

      3. Consideration. In consideration of Executive's release contained herein, the Company agrees to provide Executive with the following compensation:

            a. From the Termination Date to November 30, 2010, the Company will pay to Executive one hundred thousand dollars ($100,000) per annum (pro-rated for any partial year);

            b. From December 1, 2010 to May 31, 2011, the Company shall pay Executive fifty thousand dollars ($50,000);

            c. If in any of the calendar years 2007, 2008, 2009 or 2010, the Company has net pretax income in excess of three million dollars ($3,000,000; the "Hurdle"), the Company shall pay to Executive the sum of $25,000, provided that the Executive shall be paid no more than $50,000 pursuant to this clause c; and

            d. All amounts due Executive pursuant to clauses (a) and (b) above shall be paid in equal increments on the regular payroll dates of the Company, but in no event less frequently than twice per month. The amounts, if any, due pursuant to clause
                  (c) in respect of each of the first two years in which the Company has net pretax income in excess of the Hurdle shall be paid no later than 95 days after the end of each of such years. By way of example if the Hurdle is met in calendar year 2007, the $25,000 due pursuant to clause (c) shall be paid no later than April 5, 2008. All amounts payable to Executive hereunder shall be subject to such withholdings as are required by law.

      Other than as provided in this Section 3, Executive shall receive no benefit or compensation, direct or indirect, from Company, including but not limited to insurance coverage of any kind.

      4. Stock Options. All rights Executive may have concerning Stock Options, shares of Restricted Stock or Restricted Stock Units shall be governed solely and exclusively by the terms of the Stock Option Agreement between Company and Executive dated as of September 26, 2005 (the "Option Agreement"), as modified herein. For the avoidance of doubt:

            a. The parties acknowledge that prior to the Termination Date, the right to purchase 500,000 shares vested pursuant to the Option Agreement and that the purchase price of 250,000 shares is $0.22 per share, and the purchase price for 250,000 shares is $0.55 per share;

            b. Notwithstanding the terms of the Option Agreement, the right to exercise 750,000 options shares shall vest upon the Termination Date; further, the exercise price of such options shall be the average of the closing sales price (or in the absence of a closing sale, the average of the closing bid and asked prices) on the thirty trading days ending March 9, 2006; and

            c. Notwithstanding anything contained in the Option Agreement to the contrary, Executive's right to exercise the 1,250,000 options referenced in clauses (a) and (b) shall terminate on the first anniversary of the date hereof.

      5. Waiver and General Release of Claims. In exchange for the consideration set forth herein, Executive hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages of any kind or character, which he has or may have against Company and/or its employees, agents officers, directors, counsel, predecessors, successors, subsidiaries, affiliates, assigns, and insurers and each and all thereof (collectively, the "Released Parties"), arising out of any acts, omissions, statements, conduct, decisions, behavior or events occurring up through the Execution Date.

      Executive understands and accepts that Executive's release of claims includes but is not limited to claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Family and Medical Leave Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the New York Human Rights Act; any and all federal, state, or local employment laws, rules, regulations or public policies which apply to Executive in the state of Executive's legal residence and in any state where Executive has been employed by Company; and any other federal state or local statute, ordinance or law. Executive also understands that he is giving up all other claims, including those grounded in contract or tort theories or other common law, including but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and publication defamation; discharge in violation of public policy; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

      6. Covenant Not to Sue. Executive represents and warrants that he has not heretofore assigned or transferred any claim, cause of action or matter or any part or portion thereof released herein. Executive agrees that Executive has not and will not file any grievance, complaint, claim or charge with any local, state or federal agency or judicial body concerning any matter that is the subject of this Agreement. Executive further agrees and warrants that he will not initiate, participate in or in any way assist in any action or proceeding, whether administrative or in law, arising out of or related to any matter or any potion thereof released herein, except as Executive may be compelled to participate in any such action by subpoena, order or decree of any court or governmental agency of competent jurisdiction.

      7. Restrictive Covenants. Notwithstanding anything contained herein, Executive shall remain bound by the provisions contained in Sections 5.01 through 5.05 and 7.01 and 7.02 of the Employment Agreement.

      8. Waiver and General Release of Claims. Executive hereby represents and warrants that except for such contracts and agreements as have been executed by him in accordance with a resolution of the Board of Directors of the Company, he has not entered into any agreement on behalf of or otherwise bound the Company to pay any amount or perform any services other than such amount as may be due Courtenay Smith. In exchange for the consideration set forth herein, except for such claims that may arise out of or be related to actions or agreements constituting breaches of the representation set forth in the first sentence of this section, the Company hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages of any kind or character, which it has or may have against Executive and/or his heirs, successors and assigns and each and all thereof (collectively, the "Released Parties"), arising out of any acts, omissions, statements, conduct, decisions, behavior or events occurring from December 31, 2005, up through the Execution Date.

      The Company understands that it is giving up all other claims, including those grounded in contract or tort theories or other common law, including but not limited to: breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and publication defamation; discharge in violation of public policy; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

      9. Covenant Not to Sue. The Company represents and warrants that it has not heretofore assigned or transferred any claim, cause of action or matter or any part or portion thereof released herein. The Company agrees that the Company has not and will not file any grievance, complaint, claim or charge with any local, state or federal agency or judicial body concerning any matter that is the subject of this Agreement. The Company further agrees and warrants that it will not initiate, participate in or in any way assist in any action or proceeding, whether administrative or in law, arising out of or related to any matter or any potion thereof released herein, except as it may be compelled to participate in any such action by subpoena, order or decree of any court or governmental agency of competent jurisdiction.

      10. Market Standoff. Prior to the third anniversary of the Termination Date, without the prior written consent of the Company, the Executive shall not
(i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the "Commission") in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any shares of common stock of the Company ("Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of Common Stock, other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing notwithstanding, during the periods indicated below the Executive may sell or otherwise transfer the number of shares of Common Stock indicated:

                   Period                                       Number of Shares
                   ------                                       ----------------
    Wiithin 90 days after the Termination Date                           -0-

    After 90 and on or before 180 days after
         The Termination Date                                         50,000

    After 180 and on or before 270 days after
         The Termination Date                                         50,000

    After 270 and on or before 365 days after
         The Termination Date                                         75,000

    After the first anniversary and on or before the
         second anniversary of the Termination Date                  300,000

    After the second anniversary and on or before 180 days after
        the third anniversary of the Termination Date                500,000

      Provided, that all shares eligible for sale in any period and not sold shall be added to the number of shares that may be sold in future periods. Notwithstanding the foregoing, if at any time (and each time) prior to the third anniversary of the date hereof the Company should register shares for sale on its behalf under the Securities Act of 1933, as amended, without the prior consent of the Representative of the Underwriters of such offering, during the thirty day period commencing upon the effective date of the Registration Statement filed in connection with the offering the Executive will not take any of the actions referenced in clauses (i) through (iii).

      If a default in the payment of any amount due Executive under this Agreement shall occur and continue for a period of fifteen business days after the delivery to the Company of notice of such default, Executive shall no longer be bound by the provisions of this Section 10.

      Executive shall return to the Company all certificates representing his shares so that the Company can cause such shares to be reissued with a legend setting forth the restrictions on sale contained herein and the Company shall be permitted to lodge an appropriate "stop order" with its transfer agent.

      11. Return of Company Property. Executive agrees that Executive will deliver to Company on or before the close of business on the Termination Date any of Company's equipment, including all computers, ID, Company access cards, telephone calling cards, keys, cellular telephones, pagers, records, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof, and all other tangible Company property, which are in Executive's possession or under Executive's control.

      As soon as reasonably practicable, Executive will return to the Company the automobile which has been leased on his behalf by the Company (the "Auto") and, at the request of the Company shall allow the Company to arrange to transport the Auto from its current location. No later than April 15, 2007, the Company will obtain for Executive a release of the Guarantee executed by Executive of the Company's obligations under the lease for the Auto.

      12. Indemnification. The Company shall continue to indemnify Executive, to the fullest extent permitted under the laws of the State of Delaware, with regard to any action or proceeding to which Executive may become a party by reason of the fact that he was a director or officer of the Company in accordance with the provisions of the Articles of Incorporation and By-laws of the Company as in effect on the date hereof.

      13. Nondisparagement. Neither the Company nor the Executive shall take any action, make any statement, or publish any statement that is disruptive to the business activities of the other or which could libel, slander or disparage the other and his or its affiliates and their respective directors, officers and employees.

      14. Change of Company Name. Company shall take all actions necessary to change the name of the Company, so that on or before December 1, 2007, "Gales" shall no longer constitute any part of, nor shall there be any reference to "Gales" in, the Company's name or any name or logo used in the conduct of its business generally.

      13. No Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by Company that it has violated any state or federal statute, local ordinance, or principle of common law, or that it has engaged in any wrongdoing. Company expressly denies any such liability.

      14. Entire Agreement. This Agreement (and the agreements referenced herein) constitutes the entire agreement between the parties with respect to Executive's employment relationship with Company. The parties agree that there were no inducements or representations leading to the execution of this Agreement or agreements between the parties other than those contained in the Agreement. Any modification of or addition to this Agreement must be in a writing signed by Executive and Company.

      15. Governing Law, Principles of Construction and Venue Selection. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof, or those of any other state of the United States of America, or of any other country, province or city. The parties agree that any litigation in any way relating to this Agreement or to Executive's employment by Company, will be venued in the State of New York, New York County Supreme Court, or in the United States District Court for the Southern District of New York. Executive and Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

      16. Successors and Assigns. This Agreement shall be binding upon each party and upon the party's heirs, administrators, representatives, executors, successors and assigns. This Agreement shall inure to the benefit of the parties as well as their heirs, administrators, representatives, executors, successors and assigns.

      17. Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

      18. Right to revoke and rescind. After signing and dating this Agreement, Executive may revoke it insofar as it extends to Executive's release of claims under the Age Discrimination in Employment Act and the New York Human Rights ACT (NYHRA) by delivering a written rescission to Company within fifteen (15) days after signing this Agreement. Executive must deliver any such revocation by hand within the applicable period or send such revocation by certified mail within the applicable period to the Company, Attention: The President. If Executive exercises such right to revoke, Company may at its option either nullify this Agreement or keep it in effect in all respects other than as to Executive's release of claims that Executive has revoked. If Company chooses to nullify this Agreement, neither Executive nor Company shall have any rights or obligations under it. Further, if the Company revokes this Agreement Executive shall not be entitled to any compensation under the Employment Agreement.

      19. Acknowledgment. Executive affirms that Executive has read this agreement and understands that it includes a waiver and release of legal rights Executive may have. Executive acknowledges that Executive has had the opportunity to consult with counsel of Executive's own choosing prior to signing the agreement and that Executive is signing the document voluntarily and without any pressure or coercion of any nature from Company. Executive acknowledges that this Agreement is null and void if signed prior to Termination Date.

      The Company acknowledges and warrants that the officer executing this agreement has the full right and authority to do so on behalf of the Company and that the Board of Directors of the Company have authorized and directed the officers of the Company to execute and deliver to Executive an Affidavit and Confession of Judgment in favor of Executive in the initial amount of $428,846 (without giving effect to $50,000 which is contingent on the future performance of the Company) in the form of Exhibit A hereto. Said Affidavit and Confession of Judgment shall be held in escrow by Sayid and Associates LLP (the "Escrow Agent") and shall not be released to Executive to be entered with the Clerk of New York County unless the Escrow Agent shall have delivered to the Company a notice of a default by the Company under the terms of this Agreement and within fifteen business days of the date of delivery of such notice the Escrow Agent shall not have received notice from the Company stating that it has cured the default.

      20. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

            If to the Company, to:
            Gales Industries Incorporated
            1479 North Clinton Avenue
            Bay Shore, NY 11706
            Attn: Peter Retalliata
            Fax: 212-639-1509

            With a copy to:
            Eaton & Van Winkle LLP
            3 Park Avenue,
            New York, NY 10016
            Attn:  Vincent J. McGill, Esq.
            Fax: 212-779-9928

or at such other address as the Company may have advised the Executive in writing; and

            If to the Executive, to:
            Michael A. Gales
            333 East 66th Street
            New York, New York 10022

            With a copy to:
            Sayid and Associates LLP
            406 West 57th Street, Suite 8 E
            New York, New York 10019
            Attention: M. David Sayid

or at such other address as the Executive may have advised the Company in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next day after the sending thereof (if by overnight courier).

21. Announcement. The Company has advised Executive that it intends to issue a public releasing announcing Executive's departure and certain other related changes in the Company's management structure. The substance of such release shall be subject to Executive's consent, not to be unreasonably withheld or delayed.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the Executive has hereunder set his hand, as of the date provided hereon.


DATED: March 15, 2007
       -------------------
                                                   By: /s/ Michael A. Gales
                                                       -------------------------
                                                       Michael A. Gales


DATED: March 16, 2007
       -------------------
                                                   GALES INDUSTRIES INCORPORATED


                                                   By: /s/ Peter Rettatalia
                                                       -------------------------
                                                       Name: Peter Rettatalia
                                                       Title: President